Exhibit 23.2
                          Independent Auditors' Consent





The Board of Directors
Farmers Capital Bank Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-63037) on Form S-8 of Farmers Capital Bank Corporation of our report dated January 17, 2003, with respect to the consolidated balance sheet of Farmers Capital Bank Corporation and Subsidiaries as of December 31, 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Farmers Capital Bank Corporation.


/s/ KPMG LLP

Louisville, Kentucky
March 12, 2004